Aflac Incorporated 2018 Form 10-K
EXHIBIT 10.10

THIRD AMENDMENT TO THE
AFLAC INCORPORATED EXECUTIVE DEFERRED COMPENSATION PLAN
(As amended and restated effective September 1, 2015)
THIS AMENDMENT to the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”) is effective as stated below.
WITNESSETH:
WHEREAS, Aflac Incorporated (the “Company”) has previously established the Plan for the benefit of its eligible employees and their beneficiaries; and
WHEREAS, pursuant to Section 10.1 of the Plan, the Retirement Plan Administrative Committee (the “Committee”) is authorized to amend the Plan; and
WHEREAS, the Committee wishes to amend the Plan (i) to modify eligibility under the Plan to be consistent with the new employee grading system implemented by the Company, and (ii) to give the Committee the authority to select individuals who do not otherwise qualify as eligible employees but who will be eligible to elect to defer compensation under the Plan.
NOW, THEREFORE, effective as of January 1, 2019, the Plan is hereby amended as follows:

1.	Section 1.26 is amended by deleting said section in its entirety and substituting in lieu thereof the following:

1.26    Eligible Employee means, for a Plan Year, an individual (i) who is a U.S.-based employee of a Participating Company; and (ii) who is designated by the Company under its employee grading system as a “Grade 14” or any higher grade; but (iii) who neither (A) holds the title of (1) a Market Director, Co-Market Director, or Assistant Market Director, (2) Territory Vice President, or (3) Sales Senior Vice President, nor (B) (1) is eligible to earn an annual bonus under the Aflac Sales Incentive Plan (or any successor of that plan) and (2) is designated by the Company under its employee grading system as a “Grade 14” or any higher grade. In addition, any U.S.-based employee of a Participating Company who was eligible to, and actually made, Deferral Contributions under the Plan for the 2017 and/or 2018 Plan Years will remain an Eligible Employee even if such employee is not designated as a “Grade 14” or any higher grade as required under the immediately preceding sentence. The Compensation Committee, from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan. In addition, the Administrative Committee from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan but solely for purposes of making Deferral Contributions and not for purposes of receiving Matching Contributions, Discretionary Contributions or Executive Employer Contributions. To be an “Eligible Employee”, such an employee must be a member of a select group of key management or highly compensated employees of the Affiliates.

2.	Section 3.3 is amended by adding to the end of said section the following:
Notwithstanding the foregoing, the Chief Executive Officer of the Controlling Company and the Senior Human Resources Officer of the Controlling Company may not determine that the Controlling Company will make Matching Contributions for any individuals who are Eligible Employees solely due to their designation as such by the Administrative Committee (as provided under Section 1.26).

2.	Except as specifically amended hereby, the Plan will remain in full form and effect.

IN WITNESS WHEREOF, an officer of Aflac Incorporated has executed this Amendment as of the date written below.

AFLAC INCORPORATED

By:	/s/ Matthew D. Owenby

Date:	November 13, 2018